Exhibit 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Shore Financial Corporation

         We consent to the incorporation by reference in this Registration Statement on Form S-8 of Shore Financial Corporation of our report dated January 26, 2001, relating to the consolidated balance sheets of Shore Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-KSB of Shore Financial Corporation.



                          /s/ Goodman & Company, L.L.P.


                                                     Norfolk, Virginia
                                                     February 13, 2002